EXHIBIT 8.1

The Tower at Peabody Place 100 Peabody Place, Suite 1300 Memphis, Tennessee 38103 (901) 543-5900

February 19, 2021

Mid-America Apartment Communities, Inc.

6815 Poplar Avenue, Suite 500

Germantown, TN 38138

Re: Mid-America Apartment Communities, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (“Mid-America”), and Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”), in connection with Mid-America’s filing of a registration statement on Form S-3 (the “Registration Statement”) on even date herewith with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance and sale of shares of Mid-America’s common stock, par value $0.01 per share, as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by Mid-America as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, Mid-America has provided us with, and we are relying upon, certificates (the “Officers’ Certificates”) containing certain factual representations and covenants of duly authorized officers of Mid-America and 1499 Massachusetts Avenue, Inc., a Delaware corporation (“1499 Inc.”), relating to, among other things, the actual and proposed operations of Mid-America, the Operating Partnership, 1499 Inc. and the other entities in which Mid-America, the Operating Partnership or 1499 Inc. holds, or has held, a direct or indirect interest (Mid-America, the Operating Partnership, 1499 Inc. and such other entities, collectively, the “Company”).

For purposes of this opinion, we have not independently verified the facts, statements, representations and covenants set forth in the Officers’ Certificates or in any other document. In particular, we note that the Company has engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on Mid-America’s and 1499 Inc.’s representations that the facts, statements, representations and covenants presented in the Officers’ Certificates and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Officers’ Certificates may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion expressed below, we have assumed (a) the genuineness of all signatures on documents that we have examined, (b) the authority and capacity of the individual or individuals executing such documents and (c) that each of the documents (i) has been duly authorized, executed and delivered, (ii) is authentic, if an original, or is accurate, if a copy, and (iii) has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Mid-America Apartment Communities, Inc.

Our opinion also is based on the correctness of the following assumptions: (a) the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (b) there will be no changes in the applicable laws of the State of Tennessee, the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed and (c) each of the written agreements to which the Company is a party will be implemented, performed, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof to any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to Mid-America, other than as expressly stated below.

Based on the foregoing and subject to the other qualifications, assumptions, representations and limitations included herein, we are of the opinion that:

1.    Mid-America has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code for its taxable years ended December 31, 2016 through December 31, 2020, and Mid-America’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending December 31, 2021 and thereafter.

2.    The statements contained in Exhibit 99.1 to Mid-America’s Current Report on Form 8-K filed with the Commission on February 19, 2021 under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus under the captions “29. What are the material U.S. federal income tax consequences to shareholders with respect to participation in the plan?”, “30. How are U.S. federal tax withholding and information reporting provisions applied to shareholders who participate in the plan?”, “31. What are the material U.S. federal income tax consequences for holders of OP Units of participation in the plan?”, and “32. How are U.S. federal income tax withholding provisions applied to OP unitholders who participate in the plan?” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, fairly present and summarize, in all material respects, the matters referred to therein.

Mid-America’s continued qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels, the diversity of its stock ownership and various other qualification tests imposed under the Code and the Regulations, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for the current taxable year or any future taxable years will permit Mid-America to satisfy the requirements for taxation as a REIT under the Code.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officers’ Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for the current taxable year or any future taxable years will permit Mid-America to satisfy the requirements for qualification and taxation as a REIT.

Mid-America Apartment Communities, Inc.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification and taxation. No assurance can be given that the law will not change in a way that will prevent Mid-America from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter speaks only as of the date hereof. We undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter has been prepared in connection with the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose without our express prior written consent, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Bass, Berry & Sims PLC under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Bass, Berry & Sims PLC